Exhibit 4.4


                                WARRANT AGREEMENT

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY SUCH APPLICABLE STATE LAWS.

                              HECLA MINING COMPANY

                         WARRANT CERTIFICATE TO PURCHASE
                             SHARES OF COMMON STOCK

Date of Issuance: August 2, 2002                                 Certificate W-1

         FOR VALUE RECEIVED, Hecla Mining Company, a Delaware corporation (the "Company"), hereby grants to Great Basin Gold Ltd. and/or its registered assigns pursuant to Section 5 hereof (each, a "Registered Holder") the right to purchase from the Company an aggregate of two million (2,000,000) of the Company's shares of common stock, $0.25 par value per share ("Common Stock"), at a price per share of $3.73, (the "Exercise Price") which price shall be the weighted average daily closing price per share for the common stock of the Company for the twenty
(20) trading days immediately prior to the date of this Warrant Agreement, as adjusted pursuant to Section 2 hereof.

         This Warrant is subject to the following provisions:

         Section 1. Exercise of Warrant.

         1A. Two Year Exercise Period. The Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time during the two year period commencing on August 2, 2002 and ending on August 1, 2004 (the "Exercise Period").

         1B. Exercise Procedure.

         (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the "Exercise Time"):

                  (a) a completed Exercise Agreement, as described in paragraph 1C below, executed by the Registered Holder;

                  (b) this Warrant;


                             Hecla Warrant Agreement
                                   Page 1 of 7
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                  (c) an Assignment or Assignments in the form set forth in
         Exhibit I if the Warrant is exercised by any Registered Holder other than Great Basin Gold Ltd.; and

                  (d) a cashier's check or wire transfer to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the "Aggregate Exercise Price").

         (ii) Certificates for Common Stock, if any, purchased upon exercise of this Warrant shall be delivered by the Company to the Registered Holder within three business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such three-day period, deliver such new Warrant to the person designated for delivery in the Exercise Agreement.

         (iii) The shares of Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

         (iv) The issuance of certificates for the Common Stock, if any, upon exercise of this Warrant shall be made without charge to the Registered Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, when issued, be duly and validly issued and free from all taxes, liens and charges. The company shall prepare and file at its expense a registration statement with the United States Securities and Exchange Commission ("SEC") forthwith after issuance hereof and use its reasonable best efforts to obtain SEC approval thereof so that any Common Stock acquired by exercise hereof is freely tradeable in the United States within four (4) months from the date of issuance of this warrant. Until registration of such Common Stock, each certificate shall bear the following legend:

                  The shares of common stock of Hecla Mining Company represented by this certificate have been issued pursuant to an exemption from registration under the Securities Act of 1933 and may not be resold without registration thereunder or an exemption therefrom. The issuer may require an opinion of counsel reasonably satisfactory to it to the effect that such an exemption is available before permitting transfer of such shares.

         (v) The Company shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant, without limitation, making any filings required to be made by the Company.


                             Hecla Warrant Agreement
                                   Page 2 of 7
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         (vi) The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which securities of the Company or their equivalents may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon such issuance).

         (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering of the Company, the sale of the Company or pursuant to Section 3 hereof, the exercise of any portion of this Warrant may, at the election of the Registered Holder hereof, be conditioned upon the consummation of the public offering, the sale or the event referred to in the notice described in Section 3, in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

         1C. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit II hereto. If the number of shares of Common Stock to be issued does not include all the Common Stock purchasable hereunder, it shall also state the Registered Holder to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

         Section 2. Adjustment of Exercise Price and Number of Shares of Common Stock. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

         2A. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any split, dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse split or otherwise) its Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

         2B. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for the Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) to insure the Registered Holder of the Warrant shall thereafter be entitled to receive, upon exercise of this Warrant, the numbers or amount of


                             Hecla Warrant Agreement
shares of stock, securities or assets resulting from such Organic Change that a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled to receive as a result of such Organic Change If the Warrant had been exercised immediately before the effective date of such Organic Change. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the shares of Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders' rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         2C. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions, then the Company shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Registered Holders.

         2D. Notices.

                  (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Company shall give written notice to the Registered Holder at least 10 days prior to the date on which the Company intends to (A) make any pro rata subscription offer to holders of Common Stock or (B) consummate any Organic Change, dissolution or liquidation.

         Section 3. Intention to Exercise. If the Company gives a notice described in paragraph (ii) of Section 2D and the Registered Holder informs the Company in writing within 10 days of receipt of such notice that it intends to exercise the Warrant in whole or in part, the Company shall not make or consummate the event described in such notice before the earlier of (i) the completion of the exercise of the Warrant in whole or in part or (ii) 30 days after the date the Registered Holder informs the Company of its intention to exercise. If the event described in such notice is the liquidation of the Company, whether or not the Registered Holder responds to such notice, the Company shall pay to the Registered Holder the payment or payments (net of the Exercise Price), if any, that would have been made to such Registered Holder on the Common Stock had this Warrant been exercised in full immediately prior to the liquidation.


                             Hecla Warrant Agreement
                                   Page 4 of 7
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         Section 4. No Voting Rights; Limitations of Liability. This Warrant
shall not entitle the Registered Holder to any voting rights or other rights as a holder of Common Stock in the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a holder of a Common Stock in the Company.

         Section 5. Warrant Transferable. This Warrant and all rights hereunder are not transferable, in whole or in part, without the consent of the Company. Upon receipt of such consent, the Warrant will be transferred without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit I hereto) at the principal office of the Company. As soon as practicable after the transfer, the Company will prepare new Warrants for the assigning and new Registered Holders, substantially identical hereto, but reflecting the number of shares of Common Stock the assigning and new Registered Holders are entitled to receive upon exercise of the applicable Warrant.

         Section 6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrant."

         Section 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         Section 8. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder's address as it appears in the records of the Company (unless otherwise indicated by any such holder).

         Section 9. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by


                             Hecla Warrant Agreement
                                   Page 5 of 7
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it, only if the Company has obtained the written consent of the Registered
Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants; provided that no such action may change the Exercise Price of the Warrants or the number of shares or class of shares obtainable upon exercise of each Warrant without the written consent of all of the Registered Holders of Warrants.

         Section 10. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its members and interpretation of this Agreement.

         Section 11. Voting of Shares. So long as any Registered Holders and/or its affiliates ("Registered Holder Group") hold, along or in the aggregate at least ten percent (10%) of the shares of Common Stock issued to the Registered Holder Group upon exercise of this Warrant, the Registered Holder Group agrees to vote all of the shares of Common Stock held by the Registered Holder Group at any annual or special meeting of the shareholders of the Company in accordance with the recommendations of the Company's chief executive officer.

         Section 12. Trading Limitation. Except as otherwise permitted herein, the Registered Holder Group shall not, individually or in the aggregate, dispose of more than fifty thousand (50,000) share of Common Stock during any one trading day. In addition, so long as the Registered Holder Group continues to hold at least twenty percent (20%) of the shares of Common Stock issued upon exercise of this Warrant, the Registered Holder Group shall provide the Company with reasonable advance notice of any such sale of the shares of Common Stock. The Registered Holder Group shall not be obligated to complete any sale of shares of Common Stock even if it has provided the Company with advance written notice of such sale, but the Registered Holder Group shall notify Company of its withdrawal of any shares of Common Stock from the market with respect to which the Registered Holder Group has provided prior notice of sale. Company shall notify the Registered Holder Group of the pendency of a sale under any underwritten public offering by Company of Common Stock or any other Company equity security, in which event the Registered Holder Group shall not effect any sales of any shares of Common Stock within five (5) days prior to the commencement of or during such underwritten public offering. The Registered Holder Group shall have the right to sell any amount of shares of Common Stock in a private transaction, provided that (i) any such sale shall not be reported or reportable on any exchange or other public market where shares of Common Stock are or may in future be traded, and (ii) the purchaser in such private transaction agrees in writing that, for a period of six (6) months from and after the date of such purchase and sale of shares of Common Stock, such purchaser shall not sell any such shares of Common Stock. In addition, the Registered Holder Group shall be permitted to pledge any number of shares of Common Stock to an arm's-length lender to secure payment of a bona fide loan or other indebtedness, subject to the terms hereof.


                             Hecla Warrant Agreement
                                   Page 6 of 7
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         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated the Date of Issuance hereof.

                                        HECLA MINING COMPANY

                                        By:
                                            ------------------------------------
                                        Name: Thomas F. Fudge, Jr.
                                        Title: Vice President-Operations


                             Hecla Warrant Agreement
                                   Page 7 of 7
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                         EXHIBIT I TO WARRANT AGREEMENT

                                   ASSIGNMENT



         FOR VALUE RECEIVED, _________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-_____________) with respect to the number of shares of Common Stock covered thereby set forth below, unto:


     Names of Assignee              Address                Number of Shares
     -----------------              -------                ----------------









Dated:                                  Signature
                                                  ------------------------------

                                        Witness
                                                --------------------------------


                      Exhibit I to Hecla Warrant Agreement

                         EXHIBIT II TO WARRANT AGREEMENT

                               EXERCISE AGREEMENT



To:                                               Dated:


         The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-___________), hereby agrees to subscribe for the purchase of __________ shares of Common Stock covered by such Warrant and makes payment herewith in full therefore at the price per share provided by such Warrant. If any new Warrant will be prepared under Section 1B(ii) of the Warrant, please deliver it to _________, a Registered Holder.

                                        Signature
                                                  ------------------------------

                                        Address
                                                --------------------------------


                      Exhibit II to Hecla Warrant Agreement
                                   Page 1 of 1